UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MGP Ingredients, Inc.
(Name of Registrant as Specified In Its Charter)

Karen Seaberg Laidacker M. Seaberg Cloud L. Cray, Jr. Cray Family Management LLC Cray MGP Holdings LP John P. Bridendall M. Jeannine Strandjord
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 6, 2013, Cloud L. Cray, Jr. issued an open letter (the “Letter”) to the stockholders of MGP Ingredients, Inc. (the “Company”) in connection with the solicitation of proxies for the Company’s 2013 Annual Meeting of Stockholders, and any adjournments, postponements, continuations or rescheduling thereof (the “2013 Annual Meeting”). A copy of the Letter is attached hereto as Exhibit 1.  Cloud L. Cray, Jr., Karen Seaberg, Laidacker M. Seaberg, Cray Family Management LLC, Cray MGP Holdings LP, John P. Bridendall and M. Jeannine Strandjord are participants (the “Participants”) in the solicitation of proxies, and, in the case of Karen Seaberg and Cloud L. Cray, Jr., both are directors of the Company.

ON JULY 10, 2013, THE PARTICIPANTS FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF THE COMPANY FOR USE AT THE 2013 ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. THE PARTICIPANTS’ DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WERE FIRST SENT TO SECURITY HOLDERS ON OR ABOUT JULY 12, 2013.

Exhibit 1

CLOUD L. CRAY, JR.
KAREN SEABERG
LAIDACKER M. SEABERG
CRAY FAMILY MANAGEMENT LLC
CRAY MGP HOLDINGS LP
JOHN P. BRIDENDALL
M. JEANNINE STRANDJORD

August 6, 2013

Dear Fellow MGP Stockholders,

MGP Ingredients, Inc. is at an historic crossroads.  If, like the members of the Cray family, you have not been satisfied with MGP’s poor stock performance and operating results for the last five years, the 2013 Annual Meeting of Stockholders represents a critical opportunity for you to join us and other MGP stockholders in bringing about a positive change in leadership.  Our goals in making this change are to restore profitable growth, increase the stock price, rejuvenate a positive corporate culture, link executive pay with performance, avoid the loss of key employees, and improve accountability to stockholders of both classes of stock through implementing best practices in corporate governance.

Despite negative and misleading comments by MGP to the contrary, the interests of the Cray family are fully aligned with the interests of MGP’s common stockholders.  We own approximately 27.5% of the outstanding MGP common stock, which represents the vast majority of our family’s assets.  Like you, we are vitally interested in seeing to it that MGP prospers and realizes its full value potential.

As demonstrated by the data set forth below, we can no longer afford to rely on vague assurances that MGP’s performance will be turned around by leadership with a sustained five year track record of performance that has not come close to matching its competitors, broad market indices, or best practices companies in the major spirits or food industries.  Superior management has enabled the other companies in these industries to improve their stock price and operating performance despite increasing commodities prices and other challenges which MGP has attempted to use to excuse its sub-optimal results.

These disappointing results are made more disheartening by the lost opportunity to adequately capitalize on our significant presence in the beverage alcohol sector; that sector has consistently outperformed most others during the current period of economic recovery.  Fueled by rapid growth in American Whiskey and Vodka products, the major spirits companies have benefited from rising profitability and share prices since 2009 to a much greater extent than MGP.

Beverage alcohol has grown to new levels due to the emergence of classic small batch whiskies, flavored whiskies, premium vodkas, flavored vodkas, fusion drinks and premixed cocktails.  MGP Ingredients owns two of the most famous distilleries in the United States.  MGP’s Lawrenceburg Distillery, the birthplace of the Four Roses brand, produced a product that was at one time the number one selling American whiskey in Europe as well as Japan.  And, our distillery in Atchison, Kansas, is currently producing super premium wheat based neutral spirits for some of the most well known vodkas in the United States.

Historically, the major spirits companies in the beverage alcohol business have not produced premium or super premium custom products for private label brands or for third parties.  MGP Ingredients is in a uniquely favorable position.  Our distilleries, warehouses and other production resources are capable of producing products to meet the exacting specifications of entrepreneurial brand owners, new product development requirements for established companies, the rapidly expanding demand for bulk spirits, and the need for private label products.  Unfortunately, MGP Ingredients has not been a major beneficiary of these recent trends or properly capitalized on its competitive advantages to exploit these market opportunities.  Nor has MGP Ingredients made the necessary investments in and changes to the Ingredients business to allow it to build the scale and scope necessary to seize the opportunities available to it in the market.  The Ingredients business continues to offer better margins than the MGP distillery business, while also providing a stable source of earnings for the Company.

We do acknowledge that the most recent quarters have shown some relative improvement in results.  However, we believe that in many respects these results are not sustainable.  The results for the fourth quarter of 2012 were positively impacted by the pronounced increase in sales of aged brown goods for making whiskies and bourbons, including almost all of the aged brown good inventory.  We question whether there has been prudent management of inventories of such brown stocks to facilitate steady growth in sales during the period required to replace aging stocks on a balanced schedule, capitalize on this shift in consumer tastes and thus, to enable MGP to improve, let alone sustain, its current results of operations.  It appears to us that management has been focusing on short-term results, rather than a long-term focus on building shareholder value.  Results for the second quarter of 2013 similarly appear unsustainable, as the Company notes that its move from a loss from operations in the prior year period to a reported income from operations of $511,000 was due mainly to lower selling, general and administrative expenses.  Those lower expenses it turns out are the result of a reduction in accruals associated with the MGP short-term incentive program.  Though the short-term incentive program is not transparent, as MGP’s management does not release target information allowing stockholders to understand how the program works to incentivize management, it appears that any progress made in operating income for the quarter is likely to vanish in the future to the extent that it is reflective of economic profit as calculated under the short-term incentive program.

PERFORMANCE AND BUILDING STOCKHOLDER VALUE

The most important job a Board of Directors has is to elect the CEO and ensure that he or she is fulfilling the primary mission of building stockholder value.  The principal job of a non-executive Chairman of the Board is to provide independent leadership that encourages, assists, and challenges the CEO to ensure that this primary mission is being accomplished.

In fairness, stockholders should examine the factual record to objectively determine whether such value has been delivered, and, if it has not, to bring about a change in the CEO and

Board leadership to do so.  Tim Newkirk became MGP’s CEO in March 2008.  John Speirs has been a director since 2004 and became Chairman of the Board on August 27, 2009.  They have had more than five years to demonstrate that they are capable of providing the leadership necessary to build sustained stockholder value.  The facts speak loudly that they simply have not done so, as the chart below on Share Price Performance shows.  While the Company’s recent stock performance has been improved, we believe that most of that improvement is due to the Company’s announced review of strategic alternatives, which we believe led to market purchases in anticipation of a sale of the Company or a major part of it.  To the limited extent that the recent increases in its share price reflect improved operating performance, it is our conviction that superior management and Board leadership would have taken much more effective advantage of MGP’s considerable market opportunities and produced far better operating results and stockholder value.

Share Price Performance

	2012	2012-2010	2008-2012
MGP, Symbol MGPI	-32.871%	-51.571%	-64.013%
Broad Market Indices
Food and Beverage ETF, Symbol PBJ	6.954%	44.396%	27.999%
Russell 2000 ETF, Symbol IWM	14.811%	35.152%	20.322%
Agribusiness ETF, Symbol MOO	10.701%	21.539%	-2.531%
Best Practices Benchmarks
Brown-Forman, Symbol BF-B	19.558%	90.821%	87.347%
Constellation, Symbol STZ	70.719%	119.541%	50.724%
InBev, Symbol BUD	43.173%	70.090%	139.116	%(1)
Hershey, Symbol HSY	21.557%	115.297%	114.779%
Competitors Disclosed in MGP’s 2012
Form 10-K
Archer Daniels Midland, Symbol ADM	-2.835%	-7.008%	-32.962%
Penford Corporation, Symbol PENX	47%	-21.558%	-70.073%
Beam, Inc., Symbol BEAM	21.539%	47.126%	-5.968%
Ingredion Incorporated, Symbol INGR	27.293%	127.149%	93.178%
Valero, Symbol VLO	67.117%	100.13%	-45.932%

(1) For price change between July 1, 2009 and through the end of calendar year 2012.

We originally supported the hiring of Tim Newkirk as CEO and John Speirs being elected as a director and subsequently as Chairman of the Board.  For the last five years we have quietly and peacefully sought to work with the other directors to address MGP’s poor stock and operating performance.  We thought we had an understanding with the other directors that if positive operating income was not achieved in 2012, then Mr. Newkirk would be terminated and a new highly experienced CEO with a successful track record would be hired.  The failure of Mr. Speirs and the other directors to follow through with such accountability, and our lack of confidence in Mr. Newkirk and Mr. Speirs to provide the necessary positive leadership to optimize results and improve the stock price, were major factors in our decision to reluctantly undertake the burden and considerable expense of this proxy contest.  The intransigence of the other directors in refusing to deal with the dismal performance and other problems facing MGP clearly demonstrate that governance reforms of the best practices type we have proposed are needed to assure greater accountability to the concerns of all stockholders and thereby avoid the destruction of value from extended periods of underperformance.

THE REAL STORY ON CONTROL AND INDEPENDENCE

There has been a decided lack of transparency and consistency in the claims made by the other MGP directors regarding control over the voting of the Preferred Stock held in the MGP Ingredients, Inc. Voting Trust (“Cray Family Voting Trust”).  In John Speirs letter to MGP stockholders, dated July 25, 2013, he states that the Cray family “controls” over 90% of the Preferred Stock and “can elect five of the nine directors on the Board.”  However, when you carefully review MGP’s Amended Petition for a Declaratory Judgment in the District Court of Johnson County, Kansas (“Johnson County Suit”) and the CEO’s cross-claim in that action, it is clear that the CEO and the other directors are seeking to have the current Cray family members (Karen Seaberg, Tom Cray and me) removed as voting trustees of the Cray Family Voting Trust and replaced with the CEO, one other member of the current management of MGP, and one unspecified member of the Cray family owning of record 10,000 or more shares of MGP Common Stock.

Gaining control of the 76% of the outstanding shares of Preferred Stock (which has the right to elect a majority of the directors) in the Cray Family Voting Trust would empower management to elect a majority of the directors, which could include themselves or persons beholden to them.  Unlike the Cray family, which also owns 27.5% of the Common Stock and thus has aligned interests with common stockholders, MGP management would be effectively electing their bosses who are supposed to provide independent oversight and stewardship for the benefit of all stockholders.  There would therefore be no electoral accountability to stockholders to check the inherent conflict of interest and potential for abuse of power if management constituted two of three Voting Trustees and controlled the election of a majority of the directors.  Realization of MGP management’s goal would represent an unprecedented low point in corporate governance through the usurpation of stockholder rights.  It would also represent a blatant end-run on the bedrock principle of corporate law that corporations cannot vote their own shares.

The Cray family, on the other hand, has never before voted its Preferred Stock or Common Stock inconsistently with the recommendation of management. In fact, though we have, through control of a majority of the Preferred Stock, the power to elect five of the nine directors to the Board, we have historically voted for the nominees for those Board positions proposed by the Board as identified through the Nominating and Governance Committee.  Our record as stockholders has shown that we have never abused the special voting rights of the Preferred Stock, nor do we ever intend to do so in the future.

CONTINUING LACK OF CANDOR ON THE STRATEGIC REVIEW PROCESS

In response to a Petition we filed in the District Court of Atchison County, Kansas, the court ruled on July 26, 2013 that MGP is legally compelled to hold its Annual Meeting of Stockholders on or before August 26, 2013.  MGP had attempted to delay the Annual Meeting for an indefinite period until the Johnson County Suit referenced above is finally resolved and the MGP Special Committee had received a report from its financial adviser on strategic alternatives.  We continue to believe that the real motives of the CEO and the other directors are to obtain control of the Preferred Stock held in the Cray Family Trust and to delay making public disclosure about the workings of the Special Committee so that they can negotiate the sale of all or part of the Company in secret.

The 2013 Annual Meeting of Stockholders is essentially a referendum on the future of MGP.  We believe all of the stockholders deserve full disclosure of the plans and actions of the Special Committee so they can make a fully informed decision on the election of directors based on the direction that the Special Committee intends to pursue with respect to strategic alternatives.  None of the public disclosures from MGP’s other directors has provided any transparency on the specifics on what alternatives are on the table or where the Special Committee is in its process.  For example, Mr. Speirs’ July 25, 2013 letter to MGP stockholders says that the Special Committee is “looking at everything” and “exploring all avenues to maximizing value for stockholders” but that “this does not necessarily mean that MGP, or even pieces of the business will be sold” (emphasis supplied).  They have clearly not ruled out a sale of all or part of MGP and yet they have not addressed the inconsistency of those possibilities with the recent reaffirmation by the Board of the current corporate strategy, which includes maintaining both the Alcohol and Ingredients divisions.

We announced our intention to the other directors to mount a proxy contest on May 22, 2013 and we understand that the Special Committee was formed on May 23, 2013.  The Special Committee announced its formation on May 29, 2013 and the hiring of a financial adviser to assist it with the review of strategic alternatives.  More than two months have expired since then, which is more than ample time to assess strategic alternatives and report the results of their analysis to the full Board and to stockholders.  We have also been frozen out as directors from the flow of information and the opportunity to deliberate with the other directors on the merits and process for pursuing strategic alternatives.  We believe that the formation and conduct of the Special Committee is a usurpation of the legitimate role of the full Board.  We have initiated litigation in Atchison County, Kansas to seek an injunction to end this usurpation and to restore the deliberative process over the Company’s future to the full Board.

POTENTIAL VALUE OFFERED BY OUR NEW NOMINEES

John Bridendall is our nominee for election by holders of Common Stock at the 2013 Annual Meeting.  John has been an active participant in the beverage alcohol business since 1978.  In addition, he has more 39 years of experience working with successful as well as turn-around companies, both public and private.  Within the beverage alcohol industry, John held senior management positions with Brown-Forman and Kendall-Jackson as well as managing extensive advisory relationships with many other beverage alcohol companies.  His responsibilities have included corporate development, investor relations, treasury, tax, pay for performance systems, information systems, acquisitions, divestitures, joint ventures, and strategic planning.  During his tenure with the aforementioned companies, he directed more than 30 transactions and actively participated as a member of more than ten foreign and domestic boards of directors.  John is extremely well qualified to assist our board with the development of our beverage alcohol initiatives.

We believe Mr. Bridendall brings much more extensive experience and a broader skill set than Mr. Speirs.  Mr. Speirs experience in the beverage alcohol business appears to be Board service with MGP and his work for Diageo shortly after it was formed via the merger of two major spirit companies.  However, his early experience prior to Diageo and for a period of time after Diageo’s formation was with Pillsbury, a subsidiary that was promptly divested.  Mr. Speirs worked briefly in a marketing role prior to his departure from Diageo.  One may question the value of his experience with MGP in view of the track record of sub-par performance by MGP over the last five years.

Jeannine Strandjord is up for election by the holders of Preferred Stock at the 2013 Annual Meeting.  Jeannine has over 40 years of financial management experience and was employed in three different and diverse industries after starting in public accounting on the audit staff of Ernst and Whinney in 1968.  For 20 years, beginning in 1985, she held several senior financial and related senior management roles at Sprint Corporation.  She managed the successful transformation and restructuring of Sprint as Chief Integration Officer from 2003 until 2005 when she retired.  She was Senior Vice President and Chief Financial Officer of Global Solutions, a $9 billion division, from 1998 until 2003 and was Controller and then Treasurer for Sprint Corporation from 1986 to 1998.  She has been a director of Euronet Worldwide, Inc. since 2001 and is currently the Chairman of the Audit Committee and sits on the Compensation Committee and Nominating & Corporate Governance Committee and serves as Lead Independent Director.  She has been a director of American Century Mutual Funds (for six registered investment companies) since 1994, where she chairs the Compliance and Shareholder Relations Committee and is a member of the Executive Committee and Performance Committee.  From 1996 through May 2012, she was a director of DST Systems, Inc., where she chaired the Audit Committee and sat on the Compensation Committee and Governance and Nominating Committee.  She is currently on the Heartland Board of the National Association for Corporate Directors which she chaired for two years and now co-chairs.

Both John and Jeannine are fully independent.  They have not made any commitment to us as to how they would vote, upon their election to the Board, with respect to any matter, nor have we requested them to make such a commitment.  Rather, we have sought out, and we believe we have found, nominees of the highest caliber who will bring new and independent perspectives and valuable industry and Board experiences, and who will embrace best practices in corporate governance to ensure accountability to stockholders.

LINKING EXECUTIVE COMPENSATION WITH PERFORMANCE

In John Speirs’ letter to MGP stockholders, he insists that the Board has “worked hard to make sure that compensation for Tim and the other executives aligns their pay with performance.”  He also criticizes me and Karen because, he says, we have approved the pay packages we are now criticizing.

We believe the Company’s compensation program with respect to the compensation of the Chief Executive Officer, Mr. Newkirk, does not link his pay with performance as measured by total stockholder returns, operating income or other measures that are truly in the interests of stockholders.  Of particular concern to us is the Company’s short-term incentive plan.  Under this plan, based on the Company’s results in 2012, Mr. Newkirk was entitled to a bonus of 125% of his base salary—a bonus of $487,500—for 2012, which he apparently voluntarily reduced to 100% of his base salary, or $390,000.  He was entitled to this amount, according to the Company’s proxy materials, due to the “Company’s tremendous year-over-year growth.”  Mr. Newkirk was entitled to this outlandish bonus in a year in which the Company had a loss from operations of $944,000, and had a Total Stockholder Return of negative 31.51%.   We simply can’t afford to continue down a path where these kinds of results are rewarded, and we can’t afford to continue with a Board that believes that pay and performance do not have to be aligned.

Mr. Speirs is not an uninterested bystander to these poor pay practices.  In 2012 he received total fees of $225,282, including $165,000 in fees merely for his service as lead director and Chairman of the Board.  According to data from the NACD’s 2012-2013 Director Compensation Report, Mr. Speirs’ total compensation was more than 50% higher than the median total compensation for non-executive chairmen at similarly-sized public companies.  We understand that the rationale justifying his large compensation is his mentoring role with Mr. Newkirk.  In that sense, a significant portion of Mr. Speirs’ compensation is attributable to Mr. Newkirk, which exacerbates the concerns we have about the Company’s compensation program as it relates to the compensation of the CEO.  A change in CEO would provide a welcome opportunity to revisit the appropriate level of compensation for the Company’s non-executive chairman, whoever that is at the time.

Mr. Speirs says that Karen and I have twice approved the pay packages we are now criticizing.  The Company’s compensation program is overseen by the Human Resources and Compensation Committee, and, out of collegiality and after voicing our concern that paying bonuses in a year with loss from operation was not in the best interests of stockholders, we deferred to their recommendations.  Only reluctantly and after great deliberation have we determined that we can no longer stay in alignment with the other directors on their recommendations and pay practices at MGP.  These practices are inconsistent with the interests of all stockholders and require immediate change.   I do note, however, that Karen and I have only approved of these compensation practices once, not twice.  We understood the second vote, which occurred at a very brief telephonic Board meeting and was one of a litany of items approved quickly, was merely a vote to approve of the submission of those pay practices to stockholders for approval and not a vote to approve the pay practices themselves.

CONFIDENTIAL VOTING

The MGP press release on July 26, 2013 states that “we find it troubling that the Cray Group has access to the identity and voting results of each vote cast prior to the adjournment of the Annual Meeting which we view as directly in conflict with their proposal seeking confidential voting.”  This statement is disingenuous, inaccurate and misleading.  Our proposed bylaw amendment clearly provides that proxies, ballots and vote tabulations that identify the particular vote of a stockholder would be kept confidential only from the Board of Directors, officers and employees of MGP because its purpose is to avoid retaliation, and the fear of retaliation, by MGP against employees (and others with business relationships with MGP) who are also stockholders based on how they voted their shares.  In addition, we had to file a separate petition in the District Court of Atchison County, Kansas to enforce our statutory right to receive the voting results and tabulations with respect to the adjournment of the Annual Meeting.  The court found that this information constitutes a corporate record that is subject to our statutory inspection rights and that we were seeking that information for a proper purpose.  The court also found that MGP is able to use this information to target its proxy solicitation for the reconvened meeting and that we should also have this information to ensure a level playing field in allowing us to similarly target our competing solicitation of proxies.

TIME FOR A CHANGE

The sad truth is painfully obvious.  MGP, the officers and employees, as well as all of the stockholders, need fresh leadership to realize the full potential of our share price.  MGP does not need a Chairman and CEO who are not responsive to the needs of the stockholders, not responsive to the opportunities for growth, and incapable of creating stockholder value on the basis of operating performance as measured by the most fundamental of statistics, the share price.

Our family has fought hard to protect the stockholders.  We fought to secure a prompt stockholder meeting and to prevent further delay and distraction that denied giving stockholders a choice on leadership, compensation and governance.  MGP’s delaying tactics have created great expense, directly and indirectly, for our family and the other stockholders.  We invite all stockholders to join with us to implement positive changes for the future that will deliver full value for the stockholders, employees, and other MGP stakeholders.  We ask you to vote ONLY the Gold Proxy card.

Sincerely,

/s/ Cloud Cray, Jr.

Cloud Cray, Jr.

3 EASY WAYS TO VOTE

1.              Vote by Telephone.  Call the toll-free number listed on your proxy card or voting instruction form.  Have your control number listed on the form ready and follow the simple instructions.

2.              Vote by Internet.  Go to the website listed on your proxy card or voting instruction form.  Have your control number listed on the form ready and follow the simple instructions.

3.              Vote by Mail.  Mark, sign, date and return your proxy or voting instruction form in the postage-paid return envelope provided.

PLEASE ACT TODAY

YOUR VOTE IS IMPORTANT

All you have to do is vote the GOLD proxy card or voting instruction form that was included with this letter.  It will supersede any original proxy that you submitted.  Do NOT return the white proxy from MGP Ingredients.

If you submit a proxy to us by signing and returning the enclosed GOLD proxy card, do not sign or return any white proxy card or follow any voting instructions provided by MGPI management unless you intend to change your vote, because only your latest-dated proxy will be counted.  If you have already sent a proxy card to MGPI, you may revoke it and vote on the GOLD card simply by signing, dating and returning the enclosed GOLD proxy card.  Please do not return any white proxy card; it will revoke any GOLD card you have previously signed.

STREET NAME SHAREHOLDERS:  IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK NOMINEE OR OTHER INSTITUTION, ONLY THEY CAN VOTE YOUR SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS.

If you have any questions or require any assistance in executing your GOLD proxy card, please call or e-mail:

D.F. King & Co., Inc.
Toll-free:  (800) 859-8509
E-MAIL: MGPI@DFKING.COM

NOTICE TO INVESTORS

ON JULY 10, 2013, THE PARTICIPANTS FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”).  SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF THE COMPANY FOR USE AT THE 2013 ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE PARTICIPANTS.  THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.  THE PARTICIPANTS’ DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WERE FIRST SENT TO COMMON AND PREFERRED STOCKHOLDERS ON OR ABOUT JULY 12, 2013.